UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12
REPUBLIC SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 31, 2006
Dear Stockholder:
      We invite you to attend the 2006 Annual Meeting of Stockholders of Republic Services, Inc., which we will hold at 10:30 a.m. on Thursday, May 11, 2006 on the 7th Floor of the AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. On the following pages we describe in the formal notice and proxy statement the matters our stockholders will consider at the annual meeting.
      In addition to the specific matters we will request our stockholders to act upon, we will report on our business and provide our stockholders an opportunity to ask questions of general interest.
      Whether or not you plan to attend in person, it is important that you have your shares represented at the annual meeting. Please date and sign your proxy card and return it in the enclosed envelope as soon as possible. The board of directors recommends that stockholders vote FOR each of the director nominees and FOR the Company’s proposal described in the proxy statement. Thank you.

Sincerely,

James E. O’Connor
Chairman of the Board
and Chief Executive Officer

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
Performance Graph
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
AUDIT AND RELATED FEES
PROPOSAL 2 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF FIVE PERCENT SHAREHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
STOCKHOLDER PROPOSALS AND NOMINATIONS
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
HOUSEHOLDING
OTHER MATTERS

110 S.E. 6th Street
Fort Lauderdale, Florida 33301
NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Republic Services, Inc.:
      We will hold the 2006 Annual Meeting of Stockholders of Republic Services, Inc. at 10:30 a.m. on Thursday, May 11, 2006 on the 7th Floor of the AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301, for the following purposes:

(1)	To elect directors to a term of office expiring at the annual meeting of stockholders in the year 2007 or until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our company’s independent public accountants for 2006; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
      Only stockholders of record at the close of business on March 22, 2006 are entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.
      We cordially invite you to attend the annual meeting in person. Even if you plan to attend in person, we request that you date, sign and return the enclosed proxy at your earliest convenience. You may revoke your proxy at any time before its use.

By Order of the Board of Directors,

David A. Barclay
Senior Vice President,
General Counsel and Assistant Secretary
Fort Lauderdale, Florida
March 31, 2006
PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

REPUBLIC SERVICES, INC.
110 S.E. 6th Street
Fort Lauderdale, Florida 33301
PROXY STATEMENT
       We furnish this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2006 Annual Meeting of Stockholders, or any postponement or adjournment of the meeting. We will hold the annual meeting at 10:30 a.m. on Thursday, May 11, 2006 on the 7th Floor of the AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.
      We mailed this proxy statement, the notice of annual meeting, the proxy card and our annual report to our stockholders on or about March 31, 2006.
Record Date
      Only stockholders of record at the close of business on March 22, 2006 may vote at the annual meeting.
Shares Outstanding and Voting Rights
      The only voting stock of our company currently outstanding is our common stock. As of the close of business on March 22, 2006, there were 137,208,385 shares of common stock outstanding. Each share of common stock issued and outstanding is entitled to one vote on each of the matters properly presented at the annual meeting.
Proxy Procedure
      Proxies properly executed and returned in a timely manner will be voted at the annual meeting according to the voting instructions noted on the proxies. Proxies without voting instructions will be voted to elect the individuals nominated as directors in this proxy statement, for our company’s proposal set forth in the notice of annual meeting, and in the best judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power, at any time before it is voted, to revoke it in person at the annual meeting, by written notice to the secretary of our company at the address above, or by delivery to the secretary of our company of a later-dated proxy.
      The inspector of elections appointed for the meeting will tabulate the votes cast by proxy or in person at the annual meeting. The inspector will count these votes in determining whether or not a quorum is present. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter at the meeting will be included in determining the number of shares present or represented at the annual meeting. Broker shares that are not voted on any matter at the annual meeting will not be included in determining the number of shares present or represented at the annual meeting.
      Our 401(k) Plan provides that the trustee of the 401(k) Plan shall vote the number of shares of our common stock allocated to a participant’s account as instructed by the participant. Courts have held that trustees are required to follow participants’ instructions unless they determine that doing so would breach their fiduciary responsibilities under the Employee Retirement Income Security of 1974, as amended. The trustee of the 401(k) Plan will vote your shares in accordance with your instructions if you send in a completed proxy card. If you do not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in your account in the same proportion that it votes shares for which it received valid and timely proxy cards.
Voting Requirements
      Each director will be elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of our common stock present at the annual meeting, in person or by proxy, and entitled to vote, is required for each other item and to approve any other matter duly brought to a vote at the annual meeting.
      Broker shares that are not voted on a particular proposal at the annual meeting will have no effect on that matter. Abstentions from voting on a particular proposal will have the effect of votes against the particular proposal.
Costs of Solicitation
      Our board of directors will solicit proxies by mail. Our directors, officers and a small number of other employees of our company may also solicit proxies personally or by mail, telephone, or otherwise. We will not compensate these persons for their solicitation. We will request brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting material to each beneficial owner of stock held of record by them. We have hired The Altman Group, Inc. to coordinate the solicitation of proxies by and through these holders for a fee of approximately $5,000 plus expenses. We will bear the entire cost of the solicitation.
BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/ NOMINEES
AND EXECUTIVE OFFICERS
Directors
      We provide below biographical information for each current director and each person who is a nominee for election as a director of our company at the annual meeting.
      James E. O’Connor, age 56, was named Chairman of the board of directors in January 2003. He continues to serve as Chief Executive Officer and as a director, positions he was named to in December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O’Connor served in various positions with Waste Management, Inc., an integrated solid waste service company, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management — North America from 1991 to 1992 and Vice President — Southeastern Region from 1987 to 1991.
      Harris W. Hudson, age 63, was named our Vice Chairman, Secretary and a director in May 1998. From 1964 until 1982, Mr. Hudson served as Vice President of Waste

Management of Florida and its predecessor. From 1983 until 1995, Mr. Hudson served as Chairman, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company that he founded. In 1995, Hudson Management merged with our former parent company (then known as Republic Waste Industries, Inc.). From 1995 until 1998, Mr. Hudson served in various executive roles with our former parent company, including as Chairman of its Solid Waste Group and its President.
      John W. Croghan, age 75, was named a director in July 1998. Since April 2002, Mr. Croghan has served as Chairman of Rail-Splitter Capital Management, LLC, an investment management firm formerly known as CMF Capital Management, Inc. Mr. Croghan was President and General Partner of Lincoln Partners, a partnership of Lincoln Capital Management Co. He was a founder and, from 1967 through December 2000, the Chairman of Lincoln Capital Management, an investment management firm. Mr. Croghan was retired from January 2001 until April 2002. He is a director of Schwarz Paper Company.
      W. Lee Nutter, age 62, was named a director in February 2004 to fill a vacancy on our board resulting from the board voting to increase the number of directors. Mr. Nutter is Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading supplier of high performance specialty cellulose fibers. Mr. Nutter joined Rayonier in 1967 in the Northwest Forest Operations and in 1984 was named Vice President, Timber and Wood, Inc., a leading supplier of high performance specialty cellulose fibers; Vice President, Forest Products in 1985; Senior Vice President, Operations in 1986 and Executive Vice President in 1987. Mr. Nutter was elected President and Chief Operating Officer and a director of Rayonier in 1996 and to his current position effective January 1999. Mr. Nutter serves on the board of directors and the Executive Committee of the American Forest and Paper Association and on the board of directors of the National Council for Air and Stream Improvement. Mr. Nutter is also a member of the North Florida Regional Board of SunTrust Bank.
      Ramon A. Rodriguez, age 60, was named a director in March 1999. Mr. Rodriguez has served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, since 1981. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez is also a member of the board of directors of Bancshares of Florida, a bank holding company and of DME Corporation, a defense contractor.
      Allan C. Sorensen, age 67, was named a director in November 1998. Mr. Sorensen is the President and Chief Executive Officer, a co-founder and Vice Chairman of the board of directors of Interim Health Care, Inc., which Interim Services, Inc., now known as Spherion Corporation, spun-off in October 1997. Prior to that, Mr. Sorensen served as a director and in various capacities including President, Chief Executive Officer and Chairman of Interim Services from 1967 to 1997. He was a member of the board of directors of H&R Block, Inc. from 1979 until 1993 when Interim Services was spun off in an initial public offering.
      Michael W. Wickham, age 59, was named a director in October 2004 to fill a vacancy on our board resulting from the retirement of a former director. From 1996 to 2003, Mr. Wickham served as President and Chief Executive Officer of Roadway Corporation. He also served as Chairman of Roadway from 1998 until his planned retirement in December 2003. He served as President of Roadway from July 1990 through March 1998 and a director of Roadway from 1989 until his planned retirement in December 2003.

Executive Officers
      We provide below biographical information for each of our executive officers who is not a nominee for director.
      Michael J. Cordesman, age 58, was named President and Chief Operating Officer in February 2003. From March 2002 until February 2003, he served as our Vice President and Chief Operating Officer. Mr. Cordesman served as our Eastern Region Vice President from June 2001 until February 2003. From 1999 to 2001, Mr. Cordesman served as Vice President of the Central Region for Superior Services, Inc. From 1980 until 1999, Mr. Cordesman served in various positions with Waste Management including Vice President of the Mid-Atlantic Region from 1992 until 1999.
      David A. Barclay, age 43, was named Senior Vice President, General Counsel and Assistant Secretary in August 1998. Mr. Barclay served as Senior Vice President and General Counsel of our former parent company’s Solid Waste Group from March 1998 until July 1998. Prior to that, from January 1997 to February 1998, Mr. Barclay was Vice President and Associate General Counsel of our former parent company.
      Tod C. Holmes, age 57, was named Senior Vice President and Chief Financial Officer in August 1998. Mr. Holmes served as our Vice President — Finance from June 1998 until August 1998 and as Vice President of Finance of our former parent company’s Solid Waste Group from January 1998 until July 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris Industries, Inc., including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller — Northern Region from 1993 to 1995, and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.
PROPOSAL 1
ELECTION OF DIRECTORS
       The board of directors currently consists of seven members. The board of directors, upon recommendation of the nominating and corporate governance committee, and with respect to Messrs. O’Connor and Hudson, also in accordance with the terms of their employment agreements, has designated the persons named below as nominees for election as directors, for a term expiring at the annual meeting of stockholders in the year 2007. All nominees are currently serving as directors. Each director is elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote for the election of directors. It is the intention of the persons named in the enclosed form of proxy to vote the proxies they receive for the election of the nominees named below, unless a particular proxy withholds authorization to do so or provides other contrary instructions. Each of the nominees has indicated that he is willing and able to serve as a director. If before the annual meeting any nominee becomes unable to serve, an event which is not anticipated by the board of directors, the proxies will be voted for the election of whomever the board of directors may designate.

Nominees For Director

James E. O’Connor
Harris W. Hudson
John W. Croghan
W. Lee Nutter
Ramon A. Rodriguez
Allan C. Sorensen
Michael W. Wickham
      The board of directors unanimously recommends a vote “FOR” the election of each of the nominees for director named above. Proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS
       The board of directors develops our business strategy, establishes our overall policies and standards, and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the board of directors and committees of the board. Significant communications between the directors and management also occur apart from meetings of the board of directors and committees of the board.
Corporate Governance
      The board of directors held eight meetings and took four actions by unanimous written consent during 2005. Each incumbent director attended at least 80% of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served, other than Mr. Hudson who, due to personal circumstances, participated in 63% of the scheduled meetings of the board of directors. Three directors attended our 2005 annual meeting of stockholders.
      The board of directors has determined that our five non-management directors, Messrs. Croghan, Nutter, Rodriguez, Sorensen and Wickham, have met the standards of independence as set forth in our Corporate Governance Guidelines, which are consistent with the listing standards established by the New York Stock Exchange. A copy of our Corporate Governance Guidelines is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc. 110 S.E. 6th Street Fort Lauderdale, Florida 33301.
      The non-management directors meet at least once per year in an executive session. The non-management directors elect a presiding director for each executive session at which the non-management directors meet. In 2005, our non-management directors met three times in executive session.
      Our directors and executive officers attend ISS-accredited seminars and continuing education programs relating to corporate governance matters.

Presiding Director
      The board of directors has created the position of Presiding Director to serve as the lead non-management director of the board of directors. The Presiding Director position shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the New York Stock Exchange and as determined by the board of directors in accordance with its Corporate Governance Guidelines.
      The Presiding Director will have, in addition to the powers and authorities of a member of our board of directors, the power and authority to (a) preside at all meetings of non-management directors when they meet in executive session without the participation of management, (b) set agendas, priorities and procedures for meetings of non-management directors when they meet in executive session without the participation of management, (c) coordinate with non-management directors the review, revision, addition or deletion of proposed agenda items for any meeting of the board of directors, (d) request access to any employee of the company at any time, and (e) retain independent outside financial, legal or other advisors on behalf of any committee or subcommittee of the board of directors.
      The nominating and corporate governance committee shall recommend a member of the board of directors to serve as Presiding Director. Upon approval by the board of directors, such person shall serve as Presiding Director for a period of not more than two (2) consecutive years. The current Presiding Director of the company is Mr. Sorensen, who was approved by the board of directors effective as of October 1, 2004.
Board Committees and Meetings
      The board of directors has established four committees: the executive committee, the audit committee, the compensation committee and the nominating and corporate governance committee, however, on April 28, 2005, following a review of the authority and roles of the committees of the board of directors, the board of directors abolished the executive committee. Committee member appointments are re-evaluated annually and approved by the board of directors at its next regularly scheduled meeting that follows the annual meeting of stockholders. Information regarding each of the current committees is as follows:
Audit Committee
      The audit committee consists of Messrs. Rodriguez (Chairman), Croghan, Nutter, Sorensen and Wickham. The five members of the audit committee meet the independence, education and experience requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith, and the listing standards of the New York Stock Exchange. Our board has also determined that Messrs. Croghan and Rodriguez each qualify as an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K under the Securities Act of 1934, as amended.
      The audit committee assists the board of directors in monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, and (c) the independence and performance of our internal and external auditors. Furthermore, the audit committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, terminate and replace the independent auditor. The audit committee operates under a written charter adopted by the board of directors. This charter was amended and restated by our board of directors during 2002, 2003 and again in 2004. A copy of our current audit committee charter is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc. 110 S.E. 6th Street Fort Lauderdale, Florida 33301. The audit committee held five meetings, took six actions by unanimous written consent during 2005 and met four times in executive session.
Compensation Committee
      The compensation committee consists of Messrs. Nutter (Chairman), Croghan, Rodriguez, Sorensen and Wickham. The five members of the compensation committee are independent as that term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith, and in the listing standards of the New York Stock Exchange.
      The compensation committee reviews our company’s compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors who are not members of the compensation committee and to executive officers, and administers our company’s stock incentive plan. The compensation committee operates under a written charter adopted by the board of directors. This charter was amended and restated by our board of directors during 2005. A copy of our current compensation committee charter is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc. 110 S.E. 6th Street Fort Lauderdale, Florida 33301. The compensation committee held five meetings, took no actions by unanimous written consent during 2005 and met one time in executive session.
Nominating and Corporate Governance Committee
      The nominating and corporate governance committee was formed in late 2002, although previously our audit committee also had responsibility as our nominating committee. The nominating and corporate governance committee consists of Messrs. Croghan (Chairman), Nutter, Rodriguez, Sorensen and Wickham. The five members of the nominating and corporate governance committee are independent as that term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith, and in the listing standards of the New York Stock Exchange.
      The nominating and corporate governance committee is responsible for soliciting recommendations for candidates for the board of directors, developing and reviewing background information for such candidates, and making recommendations to the board of directors with respect to candidates for directors proposed by shareholders. In evaluating candidates for potential director nomination, the nominating and corporate governance committee will consider, among other things, candidates that are independent, if required, who possess personal and professional integrity, have good business judgment, and have relevant business and industry experience, education and skills, and who would be effective as a director in conjunction with the full board in collectively serving the long-term interests of our stockholders in light of the needs and challenges facing the board of directors at the time. All candidates will be reviewed in the same manner, regardless of the source of recommendation. Messrs. O’Connor and Hudson are nominated for election to our board of directors at each annual meeting of stockholders pursuant to the terms of their employment agreements with us. See “Executive Compensation-Employment Agreements,” elsewhere in this proxy statement.
      In addition to the foregoing duties, the nominating and corporate governance committee is also responsible for developing and recommending to the board of directors a set of Corporate Governance Guidelines and a Code of Ethics. Our Code of Ethics applies to our employees and to the board of directors. A copy of our Code of Ethics is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc. 110 S.E. 6th Street Fort Lauderdale, Florida 33301. The nominating and corporate governance committee operates under a written charter adopted by the board of directors. This charter was amended and restated by our board of directors during 2004. A copy of our current nominating and corporate governance committee charter is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc. 110 S.E. 6th Street Fort Lauderdale, Florida 33301. The nominating and corporate governance committee will consider nominations from stockholders that are entitled to vote for the election of directors. The nominating and corporate governance committee held four meetings and took no actions by unanimous written consent during 2005.

EXECUTIVE COMPENSATION
       The following statement made by the compensation committee of the board of directors of Republic Services, Inc. shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.
Executive Compensation Policies
      The compensation committee of the board of directors is responsible for reviewing and approving executive compensation, including base salaries, awards of stock options and restricted stock, and annual and long-term awards under the company’s Executive Incentive Plan. The compensation committee currently consists of Mr. Nutter, the Chairman of the committee, and Messrs. Croghan, Rodriguez, Sorensen and Wickham, each of whom is a non-employee director of our company.
      Our executive compensation packages are designed to attract, motivate and retain executive talent. In determining the compensation of our executive officers, the committee takes into account factors which it considers relevant. These factors include individual management performance during the year, consideration of industry trends and business conditions in general, as well as market compensation for executives of comparable background and experience.
      During 2000, the committee engaged a compensation consulting firm to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation packages afforded to our executive officers were competitive and/or complete when compared with similarly situated companies. During both 2002 and 2003, the committee engaged another compensation consulting firm to conduct further reviews of executive compensation. In both of these further reviews, the consulting firm was asked to review the current compensation packages for the company’s top 25 officers and compare them with packages offered to officers at a targeted universe of peer group companies as established during the 2000 review. The analysis and development of findings entailed regular status review meetings with the committee. Ultimately, the consulting firm provided the committee with its findings and analysis, which were taken into account in determining the committee’s policies and bases for compensating the company’s executive officers and its chief executive officer.
      The general structure of each executive compensation package remains primarily weighted toward incentive forms of compensation so that an executive officer’s interests are aligned with the interests of the company’s stockholders. The compensation packages have been designed based on recommendations received from the compensation consulting firm and are generally designed as follows:

1. Salary. The company’s executive officers did not receive annual base salary increases for 2005. In lieu of an increase of their annual base salary, the company’s executive officers received a grant of restricted stock in January 2005 that fully vested on January 1, 2006.

2. Restricted Stock. In 2005, we granted 10,000 shares of restricted stock to the company’s executive officers under the 1998 Stock Incentive Plan in lieu of increases to their annual base salary. We granted these shares of restricted stock at $30.88 per share, based on the closing price of our common stock on the date of grant. These shares of restricted stock vested on January 1, 2006. Separately during 2005, we granted an additional 72,000 shares of restricted stock to the company’s executive officers under the 1998 Stock Incentive Plan. We granted these shares of restricted stock at $30.88 per share, based on the closing price of our common stock on the date of grant. The shares of restricted stock vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration based on the company’s achievement of annual performance goals that are established in connection with annual awards under our Executive Incentive Plan. As a result of the company’s performance in 2005, the vesting schedule acceleration resulted in one-half of the 72,000 shares of restricted stock granted in 2005 vesting on the first anniversary of the date of grant. Furthermore, as a result of the company’s performance in 2004 and 2005, the vesting schedule acceleration resulted in one-half of the 72,000 shares of restricted stock granted in 2004 vesting on the first anniversary of the date of grant and the remaining one-half of the 72,000 shares of restricted stock vesting on the second anniversary of the date of grant. The company anticipates that it will continue to make annual restricted stock grants to its executive officers in lieu of stock options.

3. Executive Incentive Plan. The Executive Incentive Plan authorizes the granting of annual awards and long-term awards to executive officers selected from time to time by the compensation committee to participate in the plan. Annual awards are designed to recognize the annual achievement by a participant of short-term goals and objectives of the company. Long-term awards are designed to recognize the impact of the participant upon the achievement by the company of longer term success in enhancing stockholder values.

•	Annual Awards. For 2005, our executive officers were eligible to receive annual awards under our Executive Incentive Plan based upon achieving predetermined levels of (a) earnings per share and (b) free cash flow. Free cash flow is defined as cash provided by operating activities less purchases of property and equipment, plus proceeds from the sale of property and equipment. During 2005, we exceeded our predetermined level of earnings per share and achieved our predetermined level of free cash flow and, accordingly, our executive officers were granted bonuses of 200% of such pre-determined levels.

•	Long-Term Awards. Long-term awards under the Executive Incentive Plan are based on three-year rolling performance periods of three calendar years each. A new performance period begins on January 1 of each year, and payouts with respect to each performance period are scheduled following the end of each applicable three-year period. The payouts are based upon achieving predetermined levels of (a) cash flow value creation, which we define as net income plus after-tax interest expense plus depreciation, depletion, amortization and accretion less capital charges (net average assets multiplied by our targeted weighted-average cost of capital), and (b) return on invested capital. The committee believes using these variables serves to align management’s interests with the company’s stockholders. The committee also believes these variables tie long-term compensation more directly to actual executive performance rather than measures based upon the vagaries of the stock market.
      In 2005, the compensation committee also established new long-term targets and awards for a new three-year period ending December 31, 2007.

Compensation of the Chief Executive Officer
      In determining the 2006 compensation paid to Mr. O’Connor, our Chief Executive Officer, the committee took into account his abilities, business experience and performance during the 2005 fiscal year. The committee’s assessment of Mr. O’Connor’s performance included expanding our business, continuing to integrate acquired businesses, increasing profitability and maximizing stockholder value. During 2005, Mr. O’Connor received an annual base salary of $840,007. Mr. O’Connor also received 28,000 shares of restricted stock. Under the Executive Incentive Plan, Mr. O’Connor received an annual award of $1,512,013 and a long-term award in the amount of $687,240. The committee believes that tying Mr. O’Connor’s remuneration to the objectives described above, including the performance of our common stock, will enhance our company’s long-term performance and stability by providing Mr. O’Connor with an incentive to meet these objectives.
Compensation Deduction Limitation
      Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The committee believes that the company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.
Summary
      The committee believes that the company’s executive compensation policies and programs serve the interests of the stockholders and the company effectively. The committee believes that the compensation packages provided to our named executive officers provide motivation for executives to contribute to the company’s overall success and enhance stockholder value. The committee will continue to monitor the effectiveness of the company’s compensation programs and will recommend changes, when appropriate, to meet the company’s needs.

Compensation Committee:

W. Lee Nutter, Chairman
John W. Croghan
Ramon A. Rodriguez
Allan C. Sorensen
Michael W. Wickham

Compensation Committee Interlocks and Insider Participation
      Messrs. Nutter, Sorensen, Croghan, Rodriguez and Wickham served as members of the compensation committee throughout 2005. No member of the compensation committee was an officer or employee of our company during the prior year or was formerly an officer of our company. During the year ended December 31, 2005, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our board of directors or on our compensation committee.
Performance Graph
      The following performance graph compares the performance of our common stock to the New York Stock Exchange Composite Index and to an index of peer companies we selected. The peer group consists of Allied Waste Industries, Inc. and Waste Management, Inc. The graph covers the period from December 31, 2000 to December 31, 2005. The graph assumes that the value of the investment in our common stock and in each index was $100 at December 31, 2000 and that all dividends were reinvested.
Cumulative Total Return
Based on initial investment of $100 on December 31, 2000
Indexed Returns
Years Ending

	Base
	Period
	December	December	December	December	December	December
Company Name/Index	2000	2001	2002	2003	2004	2005

Republic Services, Inc.	$100	$116.19	$122.07	$149.87	$198.50	$225.51
NYSE Composite Index	$100	$94.16	$78.89	$92.76	$105.06	$127.42
Peer Group	$100	$112.40	$80.67	$105.17	$103.56	$106.38

Summary Compensation Table
       The following tables set forth compensation information regarding our Chief Executive Officer and our other four most highly compensated executive officers during the year ended December 31, 2005:

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other Annual	Restricted Stock	Number of	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Award(s)(3)	Stock Options	Payouts(4)	Compensation(5)

James E. O’Connor	2005	$840,007	$1,512,013	$76,274	$864,640	—	$687,240	$403,732
(Chairman and Chief	2004	840,007	940,808	61,260	706,320	—	652,500	39,126
Executive Officer)	2003	811,032	294,002	—	—	60,000	350,224	40,583

Harris W. Hudson	2005	200,000	—	—	123,520	—	—	4,980
(Vice Chairman and	2004	303,461	—	—	78,480	—	—	5,055
Secretary)	2003	401,140	—	—	—	10,000	—	4,008

Michael J. Cordesman	2005	425,016	595,022	—	555,840	—	299,080	180,749
(President and Chief	2004	425,016	408,015	—	457,800	—	217,500	16,355
Operating Officer)	2003	385,887	106,254	—	—	40,000	74,767	17,874

Tod C. Holmes	2005	400,001	480,001	—	555,840	—	458,160	153,637
(Senior Vice President	2004	400,001	320,001	—	457,800	—	435,000	18,906
and Chief Financial Officer)	2003	369,935	100,000	—	—	40,000	246,600	15,449

David A. Barclay	2005	324,989	324,990	—	555,840	—	289,800	104,661
(Senior Vice President	2004	324,989	207,994	—	457,800	—	275,500	11,643
and General Counsel)	2003	307,847	64,998	—	—	40,000	148,222	12,099

(1)	The bonus payments earned for each year as reported above are paid at the beginning of the following year. Total compensation each year for tax purposes is based on cash paid, not earned, during the year.
(2)	Amount for 2005 consists of $12,434 for financial planning services provided to Mr. O’Connor and $63,840 for the incremental cost to provide company aircraft to Mr. O’Connor for his personal travel. Amount for 2004 consists of $9,180 for financial planning services provided to Mr. O’Connor and $52,080 for the incremental cost to provide company aircraft to Mr. O’Connor for his personal travel. Under board policy, for security reasons the company-owned aircraft is made available to Mr. O’Connor for both business and personal travel. We report the incremental cost to the company of any such personal travel based on the cost of fuel, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft, and the cost of maintenance not related to trips. Our valuation of personal use of aircraft as set forth herein is calculated in accordance with Securities and Exchange Commission guidance, which may not be the same as valuation under applicable tax regulations. The total value of perquisites to Mr. O’Connor in 2003 was less than $50,000.
(3)	This column shows the value of restricted stock awards (or in case of Mr. Hudson, deferred stock units) based on the market price of our stock on the date of grants. Shares of restricted stock that are granted in lieu of salary increases vest on the first calendar day of the year following the date of grant. Annual grants of restricted stock vest 25% in each of the four years following the date of grant subject to vesting acceleration based on our achievement of annual performance goals that are established in connection with annual awards under our Executive Incentive Plan. Deferred stock units are deferred until Mr. Hudson’s board service ends. The aggregate holdings (vested and unvested) and market value of restricted stock (or, in the case of Mr. Hudson, deferred stock units) held on December 31, 2005 by the individuals listed in this table are: Mr. O’Connor, 55,000 shares/$2,065,250; Mr. Hudson, 7,000 shares/$262,850; Mr. Cordesman, 35,500 shares/$1,333,025; Mr. Holmes, 35,500 shares/$1,333,025; and Mr. Barclay, 35,500 shares/$1,333,025. Dividends and dividend equivalent payments are paid on shares of restricted stock and deferred stock units, respectively.
(4)	These amounts represent the value of payouts pursuant to the long term awards under our Executive Incentive Plan granted in 2001, 2002 and 2003 for the following performance periods, respectively: 2001-2003, 2002-2004 and 2003-2005. Payouts, while earned during the performance period, are paid to participants during the 90-day period following the end of the performance period.

(5)	All other compensation consists of the following:

			Matching	Retirement	Value of
		Matching	Contribution	Contributions to	Supplemental
		Contribution	to Deferred	Deferred	Life
		to 401(k)	Compensation	Compensation	Insurance	Relocation
Name	Year	Plan	Plan	Plan(a)	Premiums	Expense

James E. O’Connor	2005	$4,200	$55,110	$336,000	$8,422	—
	2004	4,100	26,604	—	8,422	—
	2003	4,000	32,601	—	3,982	—

Harris W. Hudson	2005	3,000	—	—	1,980	—
	2004	3,075	—	—	1,980	—
	2003	3,000	—	—	1,008	—

Michael J. Cordesman	2005	4,200	23,410	149,000	4,139	—
	2004	4,100	8,116	—	4,139	—
	2003	4,000	10,017	—	1,814	$2,043

Tod C. Holmes	2005	4,200	25,556	120,000	3,881	—
	2004	4,100	10,925	—	3,881	—
	2003	4,000	9,685	—	1,764	—

David A. Barclay	2005	4,200	18,741	81,000	720	—
	2004	4,100	6,823	—	720	—
	2003	4,000	6,587	—	1,512	—

(a)	Retirement contributions to the Deferred Compensation Plan vest upon an individual’s retirement from the company upon either (a) attaining 65 years of age or (b) attaining 55 years of age and having six years of service with the company. For Messrs. O’Connor and Holmes, both of whom were 55 years of age and had six years of service with the company as of February 1, 2005 (the date of the initial contribution), this contribution vests ratably on the first three anniversary dates following the contribution date.
Aggregated Option Exercises and Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options At		In-the-Money Options At
	Acquired		December 31, 2005		December 31, 2005(1)
	On	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James E. O’Connor	115,000	$2,066,750	350,000	—	$6,760,325	—
Harris W. Hudson	795,000	14,244,350	—	—	—	—
Michael J. Cordesman	10,000	193,375	75,000	—	1,400,425	—
Tod C. Holmes	50,000	888,177	150,000	—	2,954,425	—
David A. Barclay	90,382	1,730,710	100,000	—	1,889,925	—

(1)	The value of in-the-money options was calculated by determining the difference between the closing price of a share of our common stock as reported on the New York Stock Exchange composite tape on December 31, 2005 and the exercise price of the options.
Executive Incentive Plan —
Long-Term Awards in Year Ended December 31, 2005

		Estimated Future Payouts Under
	Performance or	Non-Stock Price-Based Plans(1)
	Other Period Until
	Maturation or Payout	Threshold	Target	Maximum

James E. O’Connor	1/1/05 – 12/31/07	$150,750	$603,000	$904,500
Michael J. Cordesman	1/1/05 – 12/31/07	75,000	300,000	450,000
Tod C. Holmes	1/1/05 – 12/31/07	100,500	402,000	603,000
David A. Barclay	1/1/05 – 12/31/07	68,750	275,000	412,500

(1)	See “Executive Incentive Plan” on page 19 for a general description of the criteria to be applied in determining the amounts payable as long-term awards.

Compensation of Directors
      During 2005, we paid each of our non-employee directors and those directors who are not full-time members of the company’s management a $40,000 annual retainer, an additional annual retainer of $10,000 for each board committee chairmanship held and $1,500 for each board or committee meeting attended. In addition, under our 1998 Stock Incentive Plan, each non-employee director and those directors who are not full-time members of the company’s management received deferred stock units equal to 4,000 shares of our common stock.
      In addition to the retainer and meeting fees that we pay our non-employee directors and those directors who are not full-time members of the company’s management, under our 1998 Stock Incentive Plan, we make an initial grant of deferred stock units to each non-employee director upon joining the board. During 2006, we will make an initial grant of 6,000 deferred stock units to each non-employee director upon joining the board. Thereafter, we will make annual grants of 4,000 deferred stock units to each of our non-employee directors and those directors who are not full-time members of the company’s management who remain a member of our board. The deferred stock units are deferred until the director’s board service ends. As of March 15, 2006, we have granted 4,000 deferred stock units to each of our non-employee directors and those directors who are not full-time members of the company’s management for their 2006 service. We also reimburse our non-employee directors and those directors who are not full-time members of the company’s management for reasonable expenses incurred for attending board of director and committee meetings. We have not adopted any other policies regarding directors’ compensation and benefits.
Employment Agreements
      James E. O’Connor. We entered into a three-year employment agreement with James E. O’Connor to serve as our President and Chief Executive Officer, effective as of October 25, 2000 and as amended on January 31, 2003. The agreement will continue in effect on a “rolling” three year basis, meaning that at any time during the agreement, three years will remain in the term of the agreement. The agreement provides that Mr. O’Connor will continue his service on our board of directors and that Mr. O’Connor will be nominated for election to our board of directors at each annual meeting of stockholders during the term of the agreement. Per the agreement, Mr. O’Connor’s annual base salary is $790,000 unless our board of directors expressly provides otherwise. Mr. O’Connor received an annual base salary of $790,000 for our 2002 fiscal year and, based on the board of directors’ annual review of Mr. O’Connor, the board determined to increase his annual base salary to $840,000 effective August 1, 2003. For 2005, Mr. O’Connor received a grant of 4,000 shares of restricted stock in lieu of an increase to his annual base salary. Mr. O’Connor’s annual base salary may be increased at any time at the discretion of our board of directors to reflect merit or for other increases.
      In addition to his annual base salary, Mr. O’Connor was eligible for an annual bonus of up to 90% of his annual base salary through our 2005 fiscal year. Mr. O’Connor’s annual bonus is based on the achievement of corporate goals and objectives established by our board of directors or an appropriate committee of the board of directors. Under the agreement, Mr. O’Connor is entitled to participate in our stock option plans and other employee compensation programs that we may establish. Mr. O’Connor also is entitled to health, life and disability insurance and he may participate in other benefit programs that we may establish. Mr. O’Connor is also entitled to be reimbursed annually for financial, estate and tax planning activities in an amount not to exceed two percent of his annual base salary.
      Under the agreement, we may terminate Mr. O’Connor at any time with or without “cause” and Mr. O’Connor may at any time terminate his employment with or without “good reason,” in each case as defined in the agreement. If we terminate Mr. O’Connor without cause or if Mr. O’Connor terminates his employment with good reason, then Mr. O’Connor will be entitled to the following as severance payments:

•	Mr. O’Connor will continue to receive his annual base salary through the date of termination and afterwards for three years from the date of termination,

•	Mr. O’Connor will continue to receive his health benefits for a period ending no later than the third anniversary of the date of termination,

•	all of Mr. O’Connor’s stock options or other stock grants will immediately vest in full and remain exercisable until the earlier of their expiration or three years from the date of termination,

•	all incentive cash grants shall immediately vest and be payable to Mr. O’Connor as if all targets and conditions had been met, except where a specific service is required of Mr. O’Connor for a specific period of time, in which case the maximum amount of the incentive cash grant will be payable on a pro rata basis, and

•	Mr. O’Connor will be paid the balance of all amounts credited to his deferred compensation account.
      Upon a change of control, as defined in the agreement, if, within two years after the change of control, Mr. O’Connor’s employment is terminated by us without cause or if Mr. O’Connor terminates his employment with good reason, then we are required to pay Mr. O’Connor:

•	the severance payments described above, paid in a single lump sum, and

•	three times the maximum annual bonus that Mr. O’Connor would have been eligible to receive in the fiscal year when the termination occurred, paid in a single lump sum.
      Under the agreement, Mr. O’Connor is subject to confidentiality obligations, as well as non-compete and non-solicitation covenants, for a three-year period following the termination of his employment.
      Any successor to our company will be required to assume and perform all of our covenants, agreements and obligations under the agreement.
      Tod C. Holmes. We entered into a two-year employment agreement with Tod C. Holmes to serve as our Senior Vice President and Chief Financial Officer, effective as of October 25, 2000 and as amended on January 31, 2003. The agreement will continue in effect on a rolling two-year basis. Per the agreement, Mr. Holmes’ annual base salary is $350,000 unless our board of directors expressly provides otherwise. Mr. Holmes received an annual base salary of $350,000 for our 2002 fiscal year and, based on our board of directors’ annual review of Mr. Holmes, the board determined to increase his annual base salary to $400,000 effective August 1, 2003. For 2005, Mr. Holmes received a grant of 2,000 shares of restricted stock in lieu of an increase to his annual base salary.

Mr. Holmes’ annual base salary may be increased at any time at the discretion of our board of directors to reflect merit or for other increases.
      In addition to his annual base salary, Mr. Holmes was and is eligible for an annual bonus of up to 60% of his annual base salary through the term of the agreement. Mr. Holmes’ annual bonus is based on the achievement of corporate goals and objectives established by our board of directors or an appropriate committee of the board of directors. Under the agreement, Mr. Holmes is entitled to participate in our stock option plans and other employee compensation programs that we may establish. Mr. Holmes also is entitled to health, life, and disability insurance and he may participate in other benefit programs that we may establish. Mr. Holmes is also entitled to be reimbursed annually for financial, estate and tax planning activities in an amount not to exceed two percent of his annual base salary.
      Under the agreement, we may terminate Mr. Holmes at any time with or without “cause” and Mr. Holmes may at any time terminate his employment with or without “good reason,” in each case as defined in the agreement. If we terminate Mr. Holmes without cause or if Mr. Holmes terminates his employment with good reason, then Mr. Holmes will be entitled to the following as severance payments:

•	Mr. Holmes will continue to receive his annual base salary through the date of termination and afterwards for two years from the date of termination,

•	Mr. Holmes will continue to receive his health benefits for a period ending no later than the second anniversary of the date of termination,

•	all of Mr. Holmes’ stock options or other stock grants will immediately vest in full and will remain exercisable until the earlier of their expiration or two years from the date of termination,

•	all incentive cash grants shall immediately vest and be payable to Mr. Holmes as if all targets and conditions had been met, except where a specific service is required of Mr. Holmes for a specific period of time, in which case the maximum amount of the incentive cash grant will be payable on a pro rata basis, and

•	Mr. Holmes will be paid the balance of all amounts credited to his deferred compensation account.
      Upon a change of control, as defined in the agreement, if, within two years after the change of control, Mr. Holmes’ employment is terminated by us without cause or if Mr. Holmes terminates his employment with good reason, then we are required to pay Mr. Holmes:

•	three times his annual base salary, paid in a single lump sum,

•	three times the maximum annual bonus that Mr. Holmes would have been eligible to receive in the fiscal year when the termination occurred, paid in a single lump sum, and

•	the additional severance payments and benefits described above.
      Under the agreement, Mr. Holmes is subject to confidentiality obligations, as well as non-compete and non-solicitation covenants, for a three-year period following the termination of his employment.

      Any successor to our company will be required to assume and perform all of our covenants, agreements and obligations under the agreement.
      David A. Barclay. We entered into a two-year employment agreement with David A. Barclay to serve as our Senior Vice President and General Counsel, effective as of October 25, 2000 and as amended on January 31, 2003. The agreement is substantially on the same terms as Mr. Holmes’ agreement, which is described above, except that Mr. Barclay received an annual base salary of $300,000 for our 2002 fiscal year and, based on the board of directors’ annual review of Mr. Barclay, the board determined to increase his annual base salary to $325,000 effective August 1, 2003. For 2005, Mr. Barclay received a grant of 2,000 shares of restricted stock in lieu of an increase to his annual base salary. Also, Mr. Barclay was and is eligible for an annual bonus of up to 50% of his annual base salary through the term of the agreement.
      Michael J. Cordesman. We entered into a two-year employment agreement with Michael J. Cordesman to serve as our President and Chief Operating Officer, effective as of January 31, 2003, and as amended on February 28, 2003. The agreement is substantially on the same terms as Mr. Holmes’ agreement, which is described above, except that Mr. Cordesman received an annual base salary of $360,000 from February 28, 2003 until July 31, 2003, and received an annual base salary of $425,000 from August 1, 2003 until February 29, 2004, prorated for the partial year. Mr. Cordesman’s annual base salary for any year after February 29, 2004 will be $425,000 unless our board of directors expressly provides otherwise. For 2005, Mr. Cordesman received a grant of 2,000 shares of restricted stock in lieu of an increase to his annual base salary. Also, Mr. Cordesman was eligible for an annual bonus of up to 70% of his annual base salary through our 2005 fiscal year.
      Harris W. Hudson. We entered into a six and one-half year employment agreement with Harris W. Hudson to serve as our Vice Chairman, effective as of July 31, 2001. Mr. Hudson received an annual base salary of $500,000 for our 2002 fiscal year, $400,000 for our 2003 fiscal year, $300,000 for our 2004 fiscal year and will receive $200,000 for our 2005 fiscal year and $100,000 for our 2006 and 2007 fiscal years. Unless earlier terminated in accordance with its terms, Mr. Hudson’s agreement will expire on December 31, 2007. The agreement provides that Mr. Hudson will continue his service on our board of directors and that Mr. Hudson will be nominated for election to our board of directors at each annual meeting of stockholders during the term of the agreement.
      Mr. Hudson will not participate in any bonus program. During the term of the agreement, Mr. Hudson is entitled to health, life and disability insurance. During the term of the agreement, Mr. Hudson will participate in our stock option plans on the same basis that our independent directors participate in these plans. Stock options previously granted to Mr. Hudson will continue to vest and be exercisable in accordance with the terms of the options granted.
      Under the agreement, we may terminate Mr. Hudson at any time with or without “cause” and Mr. Hudson may terminate his employment with or without “good reason,” in each case as defined in the agreement. If we terminate Mr. Hudson without cause or if Mr. Hudson terminates his employment with good reason, then Mr. Hudson will be entitled to the following as severance payments:

•	Mr. Hudson will continue to receive his annual base salary through the end of the term of the agreement,

•	Mr. Hudson will continue to receive his health benefits for a period ending no later than the third anniversary of the date of termination, and

•	all of Mr. Hudson’s stock options or other stock grants will immediately vest in full and will remain exercisable until the earlier of their expiration or December 31, 2009.
      Upon a change of control, as defined in the agreement, if, within two years after a change of control, Mr. Hudson’s employment is terminated by us without cause or if Mr. Hudson terminates his employment with good reason, and if Mr. Hudson so elects, we are required to pay to him the severance payments described above in a single lump sum.
      Under the agreement, Mr. Hudson is subject to confidentiality obligations, as well as non-compete and non-solicitation covenants, for a three-year period following the termination of employment.
      Any successor to the company will be required to assume and perform all of our covenants, agreements and obligations under the agreement.
Stock Incentive Plan
      In July 1998, we adopted the Republic Services, Inc. 1998 Stock Incentive Plan, which was amended and restated on March 6, 2002 and further amended on January 29, 2004 and February 10, 2006. As amended and restated to date, the 1998 Stock Incentive Plan provides for the grant of options to purchase shares of common stock, stock appreciation rights, restricted stock and deferred stock to employees and non-employee directors at the discretion of our board of directors. We have reserved 27,000,000 shares of common stock for issuance under the 1998 Stock Incentive Plan.
      As of March 14, 2006, we had options, restricted stock and deferred stock units to purchase 7,609,527 shares of our common stock outstanding under our 1998 Stock Incentive Plan. During 2006, we have granted options to purchase 921,500 shares of our common stock, 85,000 shares of restricted stock and 24,000 deferred stock units. 3,331,260 shares remain available for grants and awards under our 1998 Stock Incentive Plan.
Executive Incentive Plan
      The Executive Incentive Plan authorizes the granting of annual awards and long-term awards to executive officers selected from time to time by the compensation committee to participate in the plan. Annual awards are designed to recognize the annual achievement by a participant of short-term goals and objectives of the company. Long-term awards are designed to recognize the impact of the participant upon the achievement by the company of longer term success in enhancing shareholder values.
      Annual Awards. Our executive officers are eligible to receive annual awards under our Executive Incentive Plan based upon achieving predetermined levels of (a) earnings per share and (b) free cash flow. Free cash flow is defined as cash provided by operating activities less purchases of property and equipment, plus proceeds from the sale of property and equipment.
      Long-Term Awards. Long-term awards under the Executive Incentive Plan are based on three-year rolling performance periods of three calendar years each. A new performance period begins on January 1 of each year, and payouts with respect to each performance period are scheduled following the end of each applicable three-year period. The payouts are based upon achieving predetermined levels of (a) cash flow value creation, which we define as net income plus after-tax interest expense plus depreciation, depletion, amortization and accretion less capital charges (net average assets multiplied by our targeted weighted-average cost of capital), and (b) return on invested capital. The committee believes using these variables serves to align management’s interests with the company’s stockholders. The committee also believes these variables tie long-term compensation more directly to actual executive performance rather than measures based upon the vagaries of the stock market.
401(k) Plan
      We have adopted a 401(k) Savings and Retirement Plan that qualifies for preferential tax treatment under Section 401(a) of the Internal Revenue Code. Under the plan, all of our employees who are not covered by a collective bargaining agreement may participate in the plan following 90 days of service with the company. In 2006, our employees are permitted to contribute up to 25% of their eligible compensation (up to a maximum contribution of $15,000 per year, and an additional $5,000 for employees who are 50 years old or older). We match the first three percent and one-half of the next two percent of an employee’s contributions under the plan in cash. The match is made on a quarterly basis and is fully vested when made.
Deferred Compensation Plan
      In 2003, we amended the Republic Services, Inc. Deferred Compensation Plan. This plan provides an opportunity for our key employees and non-employee directors to make pre-tax payroll-deducted salary, stock grant and/or annual or long-term award deferrals to the respective plans at the beginning of each plan year at any percentage up to 90% for every compensation category, and for some compensation categories, up to 100%.
Employee Stock Purchase Plan
      We have adopted the Republic Services, Inc. Amended and Restated Employee Stock Purchase Plan. All of our employees who work at least 20 hours per week and have worked for us at least five months in a calendar year may voluntarily participate in the plan. During specified offering periods, these eligible employees may, through payroll deductions, buy whole and fractional shares of our common stock at a purchase price equal to 95% of the fair market value of our common stock on the last day of the offering period. Employees may sell the common stock purchased under the plan after they have owned the shares for at least 180 consecutive days.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
       None.

AUDIT COMMITTEE REPORT
       The following statement made by the audit committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.
      Management is responsible for the company’s internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.
      In this context, the audit committee has reviewed and discussed the audited financial statements with management and the independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      In addition, the audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the company and its management. The audit committee has considered whether the independent auditors’ provision of audit-related and other non-audit services to the company is compatible with maintaining the auditors’ independence.
      Finally, the audit committee has evaluated the independent auditors’ role in performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards. The audit committee has received assurances from the independent auditors that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent auditors have further assured the audit committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit, availability of national office consultation to conduct the relevant portions of the audit, and availability of personnel at foreign affiliates to conduct the relevant portions of the audit.
      In reliance on the reviews, discussions and evaluations referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. By recommending to the board of directors that the audited financial statements be so included, the audit committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:

Ramon A. Rodriguez, Chairman
John W. Croghan
W. Lee Nutter
Allan C. Sorensen
Michael W. Wickham

AUDIT AND RELATED FEES
Audit Fees
      The following table presents the aggregate fees billed to us by Ernst & Young for the audit of our annual financial statements for the fiscal years ended December 31, 2005 and 2004 and other services provided during those periods:

	2004	2005

Audit Fees	$1,612,938	$1,560,673
Audit-Related Fees	26,000	33,682
Tax Fees	—	—
All Other Fees	—	—

	$1,638,938	$1,594,355

      Fees for audit services include fees associated with the annual audit and Form 10-K, the review of our reports on Form 10-Q and comfort letters. Audit fees for 2005 also include amounts related to Ernst & Young’s report on our internal controls in accordance with the Sarbanes-Oxley Act of 2002. Audit-related fees primarily include accounting consultation related to adoption of new pronouncements and employee benefit plan audits.
Pre-Approval Policies and Procedures
      Our audit committee pre-approves all fees to be paid to our independent public accountants in accordance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith.
PROPOSAL 2
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
      Our audit committee has selected the firm of Ernst & Young LLP as independent public accountants of our company and its subsidiaries for the year ending December 31, 2006. This selection will be presented to the stockholders for ratification at the annual meeting. Ernst & Young has been serving our company in this capacity since June 2002. If the stockholders do not ratify the appointment of Ernst & Young, the selection of independent public accountants may be reconsidered by our audit committee. Representatives of Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
      The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent public accountants for 2006.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
       Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended, during our fiscal year ended December 31, 2005, (2) any Forms 5 and amendments to the forms furnished to us with respect to our fiscal year ended

December 31, 2005, and (3) any written representations referred to us in subparagraph (b)(2)(i) of Item 405 of Regulation S-K under the Securities Exchange Act of 1934, as amended, no person who at any time during the fiscal year ended December 31, 2005 was a director, officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended December 31, 2005 or prior fiscal years.
SECURITY OWNERSHIP OF FIVE PERCENT SHAREHOLDERS
       The following table shows certain information as of March 1, 2006 with respect to the beneficial ownership of common stock by each of our stockholders who is known by us to be a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of
Beneficial Owner	Number		Percent

Cascade Investment, L.L.C	18,128,301	(1)	13.1%
2365 Carillon Point, Kirkland, WA 98033

(1)	Based on Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission by Cascade Investment LLC on February 15, 2006. The 18,128,301 shares of our common stock held by Cascade may be deemed beneficially owned by William H. Gates III as the sole member of Cascade. 900,000 shares of our common stock held by the Bill & Melinda Gates Foundation (the “Foundation”) may be deemed to be beneficially owned by Mr. Gates and Melinda French Gates as Co-Trustees of the Foundation. Michael Larson, the manager and executive officer of Cascade, has voting and investment power with respect to the common stock held by Cascade. In addition, Mr. Larson acts with investment discretion for Mr. Gates, as sole trustee of the Foundation, in respect of the common stock owned by the Foundation. Mr. Larson disclaims any beneficial ownership of the common stock beneficially owned by Cascade, the Foundation or Mr. and Mrs. Gates.

SECURITY OWNERSHIP OF MANAGEMENT
       The following table shows certain information as of March 14, 2006 with respect to the beneficial ownership of common stock by (1) each of our current directors, (2) each of the executive officers listed in the “Summary Compensation Table” on page 13 and (3) all of our current directors and director nominees and executive officers as a group. We have adjusted share amounts and percentages shown for each individual, entity or group in the table to give effect to shares of common stock that are not outstanding but which the individual, entity or group may acquire upon exercise of all options exercisable within 60 days of March 14, 2006. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual, entity or group.

	Shares Beneficially Owned
Name of
Beneficial Owner	Number**		Percent

James E. O’Connor	382,702	(1)	*
Harris W. Hudson	11,935	(2)	*
John W. Croghan	211,140	(3)	*
W. Lee Nutter	18,194	(4)	*
Ramon A. Rodriguez	101,140	(5)	*
Allan C. Sorensen	111,140	(6)	*
Michael W. Wickham	13,152	(7)	*
Michael J. Cordesman	134,040	(8)	*
Tod C. Holmes	156,911	(9)	*
David A. Barclay	96,499	(10)	*
All directors and executive officers as a group (10 persons)	1,236,853	(11)	0.9%

*	Less than 1 percent.

**	All share numbers have been rounded to the nearest whole share number.
(1)	The aggregate amount of common stock beneficially owned by Mr. O’Connor consists of 15,000 shares owned directly by him, 41,000 shares of restricted stock, vested options to purchase 275,000 shares, 960 shares owned through our 401(k) Plan, 48,303 shares owned through our Deferred Compensation Plan and 2,439 shares owned through our Employee Stock Purchase Plan.
(2)	The aggregate amount of common stock beneficially owned by Mr. Hudson consists of 100 shares owned directly by him, 695 shares owned through our 401(k) Plan and 11,140 deferred stock units.
(3)	The aggregate amount of common stock beneficially owned by Mr. Croghan consists of 100,000 shares owned directly by him, vested options to purchase 100,000 shares and 11,140 deferred stock units.
(4)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 5,000 shares owned directly by him and 13,194 deferred stock units.
(5)	The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of vested options to purchase 90,000 shares and 11,140 deferred stock units.
(6)	The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of vested options to purchase 100,000 shares and 11,140 deferred stock units.
(7)	The aggregate amount of common stock beneficially owned by Mr. Wickham consists of 13,152 deferred stock units.
(8)	The aggregate amount of common stock beneficially owned by Mr. Cordesman consists of 1,000 shares owned directly by him, 27,000 shares of restricted stock, vested options to purchase 75,000 shares, 534 shares owned through our 401(k) Plan, 28,756 shares owned through our Deferred Compensation Plan and 1,750 shares owned through our Employee Stock Purchase Plan.
(9)	The aggregate amount of common stock beneficially owned by Mr. Holmes consists of 15,000 shares owned directly by him, 26,500 shares of restricted stock, vested options to acquire 80,000 shares, 1,509 shares owned through our 401(k) Plan, 30,360 shares owned through our Deferred Compensation Plan and 3,542 shares owned through our Employee Stock Purchase Plan.

(10)	The aggregate amount of common stock beneficially owned by Mr. Barclay consists of 26,500 shares of restricted stock, vested options to acquire 40,000 shares, 1,272 shares owned through our 401(k) Plan and 28,727 shares owned through our Deferred Compensation Plan.

(11)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and executive officers as a group consists of (a) 136,100 shares owned directly, (b) 121,000 shares of restricted stock, (c) vested options to purchase 760,000 shares, (d) 4,970 shares owned through our 401(k) Plan, (e) 136,146 shares owned through our Deferred Compensation Plan, (f) 70,906 deferred stock units and (g) 7,731 shares owned through our Employee Stock Purchase Plan.

STOCKHOLDER PROPOSALS AND NOMINATIONS
       Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders, presently scheduled for May 2007, or wishes to nominate a director candidate for our board of directors, must submit such proposal or nomination in writing to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The proposal or nomination should comply with the time period and information requirements as set forth in our by-laws relating to stockholder business or stockholder nominations, respectively. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our corporate Secretary at the above address no later than December 1, 2006.
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
       Any stockholder who wishes to communicate with the board of directors, a committee of the board, the non-management directors as a group or any member of the board, may send correspondence to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to the entire board of directors, or, if and as designated in the communication, to a committee of the board, the non-management directors as a group or an individual member. The independent members of the board of directors have approved this process.
HOUSEHOLDING
       Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. If a stockholder wishes to receive a separate proxy statement or Annual Report for this year, the stockholder may receive printed copies by contacting Republic Services, Inc., Investor Relations, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 by mail or by calling (954) 769-2400.
      Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact Investor Relations by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.
OTHER MATTERS
       You are again invited to attend the annual meeting at which our management will present a review of our progress and operations.
      Management does not intend to present any other items of business and knows of no other matters that will be brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of our company. We have prepared the accompanying form of proxy at the direction of the board of directors and provide it to you at the request of the board of directors. Your board of directors has designated the proxies named therein.
      THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2005 FILED WITH THE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE SECRETARY OF THE COMPANY, WHOSE ADDRESS IS 110 S.E. 6TH STREET, FORT LAUDERDALE, FLORIDA 33301 OR BY VISITING THE COMPANY’S WEBSITE AT WWW.REPUBLICSERVICES.COM.

PROXY
REPUBLIC SERVICES, INC.
This proxy is solicited on behalf of the Board of Directors
       James E. O’Connor and David A. Barclay, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Republic Services, Inc. to be held on May 11, 2006, or any postponements or adjournments of the meeting, as indicated hereon.
       This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of all nominees for director, and FOR proposal 2 set forth on the other side of this proxy. As to any other matter, said proxies shall vote in accordance with their best judgment.
       The undersigned hereby acknowledges receipt of the Notice of the 2006 Annual Meeting of Stockholders, the Proxy Statement, and the Annual Report.

1. Election of directors:	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ *EXCEPTIONS (FOR all nominees except as indicated in space below)
The board of directors unanimously recommends that you vote FOR all nominees. The Nominees: James E. O’Connor, Harris W. Hudson, John W. Croghan, W. Lee Nutter, Ramon A. Rodriguez, Allan C. Sorensen and Michael W. Wickham.

* INSTRUCTIONS:	To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.
Exceptions:

(Continued and to be signed on reverse side)

2. Ratification of the appointment of Independent Public Accountants

FOR ☐       AGAINST ☐       ABSTAIN ☐

The board of directors unanimously recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the company’s independent public accountants for 2006.	3. In their discretion, on such other matters as may properly come before the meeting. ☐ Change of Address and/or Comments Mark Here:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any representative capacity, sign name and title.

Dated ------------------------------, 2006

Signature

Signature if held jointly
Votes must be indicated with ☒ in black or blue ink
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.